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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                               PIPELINE DATA INC.

            The undersigned, a natural person, for the purpose of organizing a corporation for conducting business and promoting the purposes herein stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as "General Corporation Law of the State of Delaware") hereby certifies that:

            FIRST: The name of the corporation (herein called the "corporation") is:

                               Pipeline Data, Inc.

            SECOND: The address, including street, number, city and county, of the registered office in the State of Delaware is 1013 Centre Street, in the City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is CORPORATION SERVICE CORPORATION.

            THIRD: The nature of the business and of the purpose to be conducted and promoted by the corporation is:

            to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH: (a) The total number of shares of stock which the corporation shall have the authority to issue is 3,000, which are divided into 2,000 shares of Common Stock, par value $.001 per share, and 1,000 shares of Preferred Stock, par value $.01 per share.

                  (b) The Board of Directors is hereby expressly granted authority to authorize, from time to time in accordance with law, the issue of one or more series of Preferred Stock and with respect to any such series to fix by resolution or resolutions the numbers, powers, designations, preferences and relative, participating, optional or other special rights of such series and the qualifications, limitations or restrictions thereof, including, but without limiting the generality of the foregoing, the following:

                        (i) The number of shares to constitute such series and the distinctive designations thereof;

                        (ii) The dividend rate to which such shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, whether dividends shall be cumulative, the date or dates from which dividends (if declared) shall be payable;
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                        (iii) Whether or not the shares of such series shall be
      redeemable and, if so, the terms, limitations and restrictions with respect to such redemption, including without limitation the manner of selecting shares for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon, which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operations of any purchase, retirement or sinking fund and with respect to shares otherwise redeemed;

                        (iv) The amount in addition to any accrued dividends thereon which the holder of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, which amounts may vary at different dates and vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary.

                        (v) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms, limitations and restrictions with respect thereto, including without limitation whether such purchase, retirement or sinking fund be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase, retirement or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

                        (vi) Whether or not the shares of such series shall have conversion privileges and, if so, prices or rates of conversion and the method, if any, of adjusting the same;

                        (vii) The voting power, if any, of such series; and

                        (viii) Any other relative rights, preference and limitations pertaining to such series.

            FIFTH: The name and the mailing address of the incorporator are as follows:

                        Debra B. Schupper, Esq.
                        Golenbock, Eisenman, Assor & Bell
                        437 Madison Avenue
                        New York, New York 10022

            SIXTH: The corporation shall have the power to indemnify and advance expenses to any person to the full extent permitted from time to time by the General Corporation Law of the State of Delaware.


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            The indemnification and advancement of expenses provided by this
Article shall be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

            SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director.

            EIGHT: The corporation is to have perpetual existence.

            NINTH: In furtherance and not in limitation of the powers conferred upon the stockholders by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation, subject to the power of the stockholders to alter or repeal the by-laws made or altered by the board of directors.

            TENTH: Except as otherwise required in the by-laws of the corporation, election of directors need not be by written ballot.

            Signed at New York, New York on June 20, 1997.

                                        /s/ Debra B. Schupper,
                                        ----------------------------------------
                                        Incorporator


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